                                                                   Exhibit 11.1


Statement re computation of per share earnings

Earnings per share - basic, are based upon the Company's weighted average number of common shares outstanding.

                                                          2003      2002      2001
                                                    (In thousands - except per share data)
Net Income                                               $3,544   $ 2,370   $ 1,295
                                                         ======   =======   =======
Weighted average shares outstanding - basic               9,466    10,049    10,956
Shares issuable upon exercise of dilutive options           567       209       191
Less: shares assumed repurchased                           (331)      (69)      (56)
                                                         ------   -------   -------
Weighted average shares outstanding - diluted             9,702    10,189    11,091
                                                         ======   =======   =======
Earnings per share - basic                                $0.37     $0.24     $0.12
Earnings per share - diluted                              $0.37     $0.23     $0.12